Exhibit 21.1

ROSETTA RESOURCES ENTITIES
AS OF 01/06/2010

COMPANY	FEDERAL EMPLOYER ID NUMBER	TYPE OF/DATE OF FORMATION
Rosetta Resources Inc.	43-2083519	Delaware Corporation Formed on 6/3/2005
Rosetta Resources Gathering LP	30-0421588	Delaware Limited Partnership Formed on 4/5/2007
Rosetta Resources Holdings, LLC	20-2943018	Delaware Limited Liability Company Formed on 12/27/2001
Rosetta Resources Offshore, LLC	51-0546843	Delaware Limited Liability Company Formed on 6/20/2005
Rosetta Resources Operating GP, LLC	27-0011349	Delaware Limited Liability Company Formed on 4/24/2002
Rosetta Resources Operating LP	71-0882453	Delaware Limited Partnership Formed on 4/25/2002
Rosetta Resources South Texas LP (shelf company)	26-3941971	Delaware Limited Partnership Formed on 12/15/2008